Exhibit 10.3

                               Retention Agreement

         This Retention Agreement (the "Agreement") is made and entered into as of August 17, 2004 by and between Kellogg Company, a Delaware corporation ("Kellogg", together with its subsidiaries, divisions, affiliates and successors, the "Company") and David Mackay ("Employee").

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Benefits.

     a. Provided Employee remains employed with the Company through December 31, 2005, Employee would be eligible to begin a leave of absence beginning December 31, 2005 and ending August 16, 2010 (the "Leave of Absence"), and said Leave of Absence shall commence when Employee's employment terminates with the Company, as provided in this Agreement. During the Leave of Absence, Employee would accrue vesting service (i.e., for retirement eligibility purposes only and not for purposes of calculating Employee's benefit amount) under the Kellogg Company Pension Plan; provided, however, that the additional pension benefit attributable to this provision shall be payable from the Kellogg Company Excess Benefit Retirement Plan. At the end of the Leave of Absence, Employee would be eligible to retire from the Company under the Kellogg Company Pension Plan, and if Employee elects to retire, Employee shall be eligible to receive retirement benefits which are provided at the time of Employee's retirement to salaried retirees of Kellogg in accordance with the terms of the benefit plans.

     b. During the Leave of Absence, you would be eligible to receive the benefits) provided under the Kellogg Company Severance Benefit Plan, as amended from time to time (the "Severance Plan") at such time, provided that the severance pay shall be paid in equal installments over the Leave of Absence consistent with the Company's then-current payroll practices. Kellogg reserves the right to amend, modify, and/or terminate its benefits plans, and you shall be subject to any such changes, except as expressly otherwise provided in this letter. All other Kellogg-provided benefits (e.g., short term and long term disability, vacation accrual, option grants, and the Employee Stock Purchase Program) shall cease as of your termination date.

2. Termination. Notwithstanding any to the contrary in this letter agreement:

     a. If Employee's employment is terminated by reason of Employee's death or disability, Employee's estate or Employee, as the case may be, shall be entitled to receive benefits provided under Kellogg's general policy for such events and, if such termination occurs after December 31, 2005, the benefits specified in Paragraph 1 hereof.

     b. The Company may, at any time, terminate Employee's employment under this Agreement with or without "Cause." Termination for "Cause" means termination by the Company because of (i) theft, embezzlement, or fraud by Employee pursuant to which the Company has suffered a loss, or conspiracy by Employee to commit any of the foregoing, (ii) incapacity on the job by reason of Employee's abuse of alcohol or drugs, (iii) commission by Employee of a crime involving moral turpitude, or an act of dishonesty by Employee in connection with the performance of Employee's duties hereunder, (iv) a willful and knowing violation by Employee of any law or regulation respecting the business of the Company, (v) a breach of any fiduciary duty owed by Employee to the Company in any material respect, (vi) breach by Employee of any of the provisions of this Agreement in any material respect, or (vii) failure of Employee to perform his duties in any material respect as required under this Agreement; provided, however, that in the case of clauses (vi) and (vii) hereof, if such breach or failure is capable of being cured within thirty (30) days, the Company must provide written notice of such breach or failure within thirty (30) days of its discovery thereof, and Employee shall have thirty (30) days from such written notice to cure such breach or failure. Upon termination of this Agreement pursuant to this Paragraph 2.b., Employee shall be entitled to receive any salary earned and not paid up to the date of termination, which shall be subject to set-off to the maximum extent permitted by law if the Company has encountered a loss by reason of the action permitting the Company to terminate Employee for Cause, and, notwithstanding any other Paragraph herein, Employee shall not be entitled to any further compensation. For avoidance of doubt, if Employee's employment is terminated for any reason prior to December 31, 2005, Employee shall forfeit any benefits described in Paragraph 1; provided, however, Employee shall be eligible to receive the benefits under the Severance Plan, subject to the terms and conditions thereof.

     c. Notwithstanding any other provision in this Agreement, if (i) Employee's employment is terminated prior to December 31, 2005 and
          (ii) at the time of such termination, Employee qualifies for benefits under Section 5 of the Employment Agreement between Employee and Kellogg dated July 26, 2000 (the "Change of Control Agreement"), then Employee shall be eligible for the benefits described in Paragraph 1 and shall immediately begin the Leave of Absence on the date of such termination.

3.        Covenants and Release.

     a. Non-compete. (i) For a period of two years beginning with the date Employee's employment with the Company ends (the "Restricted Period"), Employee shall not:

          A. directly or indirectly, accept any employment, consult for or with, or otherwise provide or perform any services of any nature to, for or on behalf of any person, firm, partnership, corporation or other business or entity that manufactures, produces, distributes, sells or markets any of the Products (as hereinafter defined) in the Geographic Area (as hereinafter defined).

          B. directly or indirectly, permit any business, entity or organization which Employee, individually or jointly with others, owns, manages, operates, or controls, to engage in the manufacture, production, distribution, sale or marketing of any of the Products in the Geographic Area.

      (ii) For purposes of this Paragraph 3a.:

          A. the term "Products" shall mean ready-to-eat cereal products, toaster pastries, cereal bars, granola bars, frozen waffles, crispy marshmallow squares, cookies, crackers, ice cream cones, fruit snacks, meat substitutes, any other grain-based convenience food or any other product which the Company manufactures, distributes, sells or markets;

          B. the term "Geographic Area" shall mean any country in the world where the Company manufactures, produces, distributes, sells or markets any of the Products at any time during the applicable Restricted Period.

     b. Non-solicitation. Employee agrees that during his employment and during the Leave of Absence and thereafter for a period of two years, Employee shall not, without the prior written consent of the General Counsel of Kellogg, directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is or was at any time during the previous year an officer, director, representative, agent or employee of the Company.

     c. Non-Disparagement. Employee agrees not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of the Company, or its officers, directors, attorneys, agents and employees. Certain Company Executives (as defined herein) agree not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation of Employee. For purposes of this Paragraph, "Certain Company Executives" means the members of the Executive Management Committee at the time of Employee's departure from the Company and for that period of time such individuals are employees of the Company.

     d. Preservation of Company Confidential Information. Employee agrees that he shall not (without first obtaining the prior written consent in each instance from the Company) during the term of this Agreement or thereafter, disclose, make commercial or other use of, give or sell to any person, firm or corporation, any information received directly or indirectly from the Company or acquired or developed in the course of Employee's employment, including, by way of example only, trade secrets (including organizational charts, reporting relationships, employee information such as credentials, individual performance, skill sets, salaries and background information), ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever unless such information has been publicly disclosed by authorized officials of the Company.

     e. Release. In consideration of the compensation and benefits provided pursuant to this Agreement, the sufficiency of which is hereby acknowledged, Employee, for Employee and for any person who may claim by or through Employee, irrevocably and unconditionally releases, waives and forever discharges the Company and its respective officers, directors, attorneys, agents and employees, from any and all claims or causes of action that Employee had, has or may have, known or unknown, relating to Employee's employment with the Company up until the date of this Agreement, including but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act, the Employee Retirement Income Security Act; claims under any other federal, state or local statute, regulation or ordinance; claims for discrimination or harassment of any kind, breach of contract or public policy, wrongful or retaliatory discharge, defamation or other personal or business injury of any kind; and any and all other claims to any form of legal or equitable relief, damages, compensation or benefits (except rights Employee may have under the Employee Retirement Income Security Act of 1974 to recover any vested benefits), or for attorneys fees or costs. Employee additionally waives and releases any right Employee may have to recover in any lawsuit or proceeding against the Company brought by Employee, an administrative agency, or any other person on Employee's behalf or which includes Employee in any class.

4.        Miscellaneous.

     a. Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, in whole or in part, then that provision will be eliminated, modified or restricted in whatever manner is necessary to make the remaining provisions enforceable to the maximum extent allowable by law.

     b. Controlling Law and Venue. Employee agrees that the laws of the State of Michigan shall govern this Agreement. Employee also agrees that any controversy, claim or dispute between the parties, directly or indirectly, concerning this Agreement or the breach of thereof shall only be resolved in the Circuit Court of Calhoun County, or the United States District Court for the Western District of Michigan, whichever court has jurisdiction over the subject matter thereof, and the parties hereby submit to the jurisdiction of said courts.

     c. Entire Agreement; Amendment. Employee agrees that this Agreement, the Change of Control Agreement, and the Agreement between Employee and Kellogg dated September 1, 2003 (the "September Agreement") constitute the entire agreement between Employee and the Company, and that these agreements supersede any and all prior and/or contemporaneous written and/or oral agreements relating to Employee's employment with the Company and termination therefrom. In the event of any conflict or inconsistency between the terms of the September Agreement and this Agreement, this Agreement shall control. Employee acknowledges that this Agreement may not be modified except by written document, signed by Employee and the General Counsel of Kellogg.

     d. Employment Relationship. Employee acknowledges and agrees that his employment with the Company described in this letter is an at-will employment relationship, and that only the General Counsel of Kellogg may modify this provision, and any modification must be in writing signed by both parties.

     e. Taxes. Usual and customary withholding for tax purposes will be withheld from any payments made to Employee pursuant to this Agreement, to the extent required by law. All tax liability with respect to any and all payments or services received by Employee under this Agreement (other than employer withholding and employer payroll taxes) will be Employee's responsibility.

     f. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties have executed and agreed to this Employment Agreement on the dates provided below.

EMPLOYEE                                    KELLOGG COMPANY


By:   /s/David Mackay                       By:  /s/ Carlos M. Gutierrez
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